Exhibit 10.25

MITEK
Annual Incentive Plan
The Mitek Annual Incentive Plan (the “Plan”) applies to employees of Mitek for achievement of objectives as defined in this Plan. This Plan is designed to support the growth, profitability, and success of the organization through shared objectives and alignment with the creation of shareholder value.
Definitions
The Company:            Refers to Mitek Systems Inc. and its affiliates
Plan Term:    The fiscal year beginning October 1st and ending September 30th of the applicable fiscal year
Plan Participant:    A full time employee of the Company designated as a participant in the Plan, who is not already participating in an alternative commission or incentive plan and is employed by the Company through the completion of the applicable fiscal year
Business Area:    The business area, either Deposits, Identity or ID R&D, for which the Plan Participant is designated for participation purposes. Each Plan Participant will be assigned a primary business area and/or Total Company revenue for purposes of the plan

Revenue:     Defined as the applicable revenue determined in accordance with generally accepted accounting principles excluding acquisition-related revenue not included in the original plan target and adjusted for acquisition-related write-downs of revenue or deferred revenue

Non-GAAP Operating Income:	Defined in accordance with generally accepted accounting principles and as determined by the Company

Individual Objectives:        Assigned goals as applicable for the fiscal year
Eligibility & Applicability
To be eligible for participation in the Plan, a Plan Participant must be employed by the Company through the completion of the fiscal year for which the plan is approved and in force.
Plan Participants who are partial year employees, either due to commencing following the start of the fiscal year or having taken certain types of leaves of absence during the year, but who are employed by the Company through the completion of the fiscal year, will be eligible to receive a pro-rated payment under the Plan. Generally, partial year employees must be employed prior to the beginning of the 4th quarter of the fiscal year to be eligible for plan participation.
Term
This Plan is effective for the applicable fiscal year beginning October 1st ending September 30th.
Plan Structure
Each Plan Participant is eligible to earn a target incentive up to, equal to or in excess of their annual incentive target percentage multiplied by their annual base salary based upon performance against plan objectives.
Earnings under the Plan result from successful performance against a combination of two Financial Targets (Revenue and Non-GAAP Operating Income targets) and against Individual Performance Objectives as applicable.
The two Financial Targets of the Plan are weighted individually and specific participation in the Plan is accordance with the following:
Director-level and above: Achievement under the Plan is tied to the two Financial Targets (Revenue and Non-GAAP Operating Income) upon which 100% of target bonus is earned at plan. The plan is structured as follows:
•70% of the target incentive shall be based upon the achievement of the Revenue component of the plan

◦The target incentive related to Revenue achievement will either be comprised of: (i) the entire 70% will be based upon the combination of all Business Area revenue targets or (ii) will be comprised of 55% based upon a Primary Business Area revenue target and 15% based on the combination of all Business Area revenue targets.
◦A minimum of a defined percentage of the respective Revenue target must be attained for any earnings under the component to be achieved.
•30% of the target incentive shall be based upon the achievement of the Non-GAAP Operating Income component of the plan.
◦A minimum of 60 % of the Non-GAAP Operating Income target must be attained for any earnings under the component to be achieved.
•Participants may achieve up to 200% of the target incentive based on overachievement of Plan Targets.

•Specific to the CEO & direct reports to the CEO: Individual achievement against the financial metrics of the plan is subject to modification by the board of directors at their sole discretion by up to 10% of the participants target incentive amount based upon individual contribution.

All Other Plan Participants: Achievement under the Plan is tied to the two Financial Targets (Revenue and Non-GAAP Operating Income) upon which 100% of target bonus is earned at plan. The plan is structured as follows:
•60% of the target incentive shall be based upon the achievement of the Revenue component of the plan
◦The target incentive related to Revenue achievement will either be comprised of (i) the entire 60% will based upon the combination of all Business Area revenue targets or (ii) will be comprised of 50% based upon a Primary Business Area revenue target and 10% based on the combination of all Business Area revenue targets.
◦A minimum of a defined percentage of the respective Revenue target must be attained for any earnings under the component to be achieved.
•20% of the target incentive shall be based upon the achievement of the Non-GAAP Operating Income component of the plan.
◦A minimum of 60 % of the Non-GAAP Operating Income target must be attained for any earnings under the component to be achieved.
•20% of the target incentive shall be based upon the achievement of Individual Objectives as determined at the sole discretion of the Company.
◦A minimum of a defined percentage of the aggregate Revenue targets must be attained for any earnings under the component to be achieved.
•Participants may achieve up to 200% of target incentive based on overachievement of Plan Targets.

Plan Structure
Plan Elements		ELT	Director Level & Above	All Other Participants
Core Identity	Core Identity Revenue	55%	55%	50%
	All Mitek Revenue	15%	15%	10%

ID R&D	ID R&D Revenue	55%	55%	50%
	All Mitek Revenue	15%	15%	10%

Deposits	Deposits Revenue	55%	55%	50%
	All Mitek Revenue	15%	15%	10%

Corporate	All Mitek Revenue	70%	70%	60%

ALL	Non-GAAP Operating Income	30%	30%	20%

	Individual Objectives	BOD & CEO ability to modify financial metric outcome by 10% based upon individual contribution		20%

Plan Targets
The Financial Metrics shall be set by the Company upon approval by its Board of Directors, in their sole discretion.

Payment Schedule
Incentives shall be earned for the applicable fiscal year and shall be paid in the quarter that follows the year for which the incentive is earned at the sole discretion and following approval of the Company’s Board of Directors.
General Provisions
A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third-party products or services made by the Company.
In the event a Plan Participant, compensated in accordance with this Plan, owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.
The Company reserves the right without advance notice to:
•Accept, reject, or cancel any order,
•Make any adjustments or revisions to targets, structure, incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and
•Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.
•Modify or terminate this Plan at any time.
The contents of this Plan are Company proprietary and confidential and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed, and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.